Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977

BioHiTech Global Reports Full Year 2018 Results

•	Company’s HEBioT development subsidiary acquired majority control of the Nation’s first resource recovery facility located in Martinsburg, West Virginia

•	Received $3.5 million in cash and $2 million in assets from Kinderhook Industries backed Gold Medal Group into subsidiary to advance planned US HEBioT facility roll-out strategy

•	Full year revenues increase by 38.7% to $3.4 million compared to $2.4 million in 2017 with Shareholders Equity Reaching $10 million, a $21 million improvement over 2017

•	Company to hold conference call to discuss its financial results today, at 4:30pm EDT

CHESTNUT RIDGE, NY – APRIL 1, 2019 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a technology and services company that provides cost-effective and sustainable waste management solutions, reported financial results for the full year ended December 31, 2018.

Company Highlights

Acquired a Controlling Interest in the Nation’s First HEBioT™ Resource Recovery Facility – Through a series of transactions in the 4th quarter of 2018, BioHiTech’s majority owned HEBioT development subsidiary acquired a 78% interest in the Martinsburg, West Virginia HEBioT facility (the “Martinsburg Facility”). The Martinsburg Facility has commenced operation and is expected to generate $7 million of high margin revenue annually while diverting from landfills as much as 80% of the waste that enters the facility. The 56,000-square foot Facility is completely enclosed and fully automated with no waste being exposed to the outside environment and no workers in direct contact to the waste processing. The Martinsburg Facility utilizes a patented high efficiency mechanical and biological treatment process (“HEBioT Process”) that produces an EPA recognized solid recovered fuel (“SRF”) that can be used as a partial replacement for coal in various applications.

Received a $5.5 Million Investment from Kinderhook Industries backed Gold Medal Group into HEBioT Development Subsidiary - Gold Medal Group contributed $3.5 million in cash and its $2 million ownership interest in the Martinsburg Facility in exchange for a 40% stake in BioHiTech’s HEBioT development subsidiary. Gold Medal Group is a portfolio company of Kinderhook Industries, a private investment firm that manages over $2.0 billion of committed capital. The HEBioT development subsidiary will serve as the platform for BioHiTech's planned US rollout of this sustainable municipal solid waste disposal solution.

Received Local Permit Approvals to site a HEBioT Resource Recovery Facility in Rensselaer New York – The Company received local permit approval from the City of Rensselaer New York to site a 72,000-square foot HEBioT municipal waste resource recovery facility on 23 acres of land in the city’s southern industrial area. The planned facility is expected to generate approximately $12 million of high margin annual revenue. The Company is currently in the state permitting process and anticipates completing construction of this facility late in 2020.

Study Released by the University of Delaware Demonstrated use of BioHiTech Digesters for Food Waste Management Results in a Substantial Reduction in CO2 Equivalents – A study conducted by the University of Delaware compared BioHiTech's aerobic digestion solution utilizing sewer line transportation to several other current disposal methodologies. The study found that BioHiTech’s solution produced the most favorable global warming potential (GWP) impact as measured in CO2 equivalents per 1,000 kilograms of food waste. BioHiTech’s Digester solution produced about half the CO2 equivalents of trucking food waste to a compost facility and only 11% of the CO2 equivalents used to truck unprocessed food waste directly to landfills.

Continued the Rollout of its Revolution Series Digesters and Began the Expansion of its Distribution Network Strategy - The Company continued the rollout of its Revolution Series Digesters, including an award-winning installation at Miller Park through a distribution partnership with Delaware North. The Company also partnered with Gold Medal Group to deliver an all-inclusive waste management services solution to Temple University. These deployments are part of the Company’s efforts to focus on expanding its pipeline to larger market opportunities through the establishment of distribution partnerships with food services companies and traditional waste management companies. The Company believes this strategy will enable it to accelerate the adoption of its cost-effective and sustainable food waste disposal solution and grow its recurring revenue base.

Received Patent for Network Connected Weight Tracking System –The Company believes receiving this patent is a major competitive advantage for BioHiTech as it now possesses the only integrated solution to measure food waste volumes directly from a disposal unit, such as aerobic digesters or any other PLC controlled food waste disposal device, and share that data for analysis immediately via any network or the cloud. Food waste data is becoming increasingly more important, not only for improving efficiency through better supply chain management, but also for providing evidence of compliance in those areas where disposal of food waste is regulated by the government.

Achieved an Uplisting of Its Common Stock to the Nasdaq Capital Market – The Company completed the uplisting of its common stock to The Nasdaq Capital Market in the second quarter of 2018. The Company was also added to the Russell Microcap® Index later in that same quarter.

“2018 was a transformative year for BioHiTech, as we acquired a controlling interest in the Nation’s first HEBioT resource recovery facility in Martinsburg, West Virginia and made substantial progress in positioning the Company for revenue growth," stated Frank E. Celli, CEO of BioHiTech Global. "By acquiring this interest, we accomplished several long-term strategic goals. First, we now have control over our flagship facility which will serve as an example to municipalities and businesses of how we can utilize technology based processing solutions to cost effectively dispose of waste while minimizing our environmental impact. Second, we strengthened our relationship with Gold Medal/Kinderhook to create a roadmap for a number of facilities in the geographic areas where they provide traditional waste services. And last, we will add meaningful revenue and EBITDA to our financial statements beginning in the second quarter.”

Mr. Celli continued, “Our digester business continues to evolve, and our base of recurring revenue has improved with the continued commercialization of our Revolution Series Digesters. More importantly, our pipeline continues to grow in multiple unit opportunities in the 20 to 100 unit range. While these sales cycles have taken longer, we are confident that this will lead to a greater acceleration of revenue in the second half of 2019. Additionally, we have been expanding our distribution base to add food/concessions services companies as well as certain national waste services and management companies. Our focus on cultivating these relationships will also help to accelerate growth in 2019 and beyond. As we move through this year, we have set the stage for significant revenue growth and the further proliferation of our important sustainable waste management solutions. We believe this will enable us to position BioHiTech as the sustainable technology solutions provider, for businesses, municipalities, and other waste management services companies. We are confident that our revenue growth and the continued execution of our business plan will build value for our shareholders in 2019 and in the years to come.”

Financial Highlights for the Full Year 2018

Revenues: Total revenue in 2018 was $3.4 million, an increase of 38.7% from $2.4 million in 2017. Recurring revenue derived from rental, service and maintenance increased 11.1% to $1.8 million and accounted for 54% of total revenue compared to $1.6 million or 67% in 2017. While revenue derived from rental, service and maintenance increased modestly, the total number of units under lease contract grew by 86.8% to 170 units, reflecting the successful deployment of our less expensive Revolution Series™ Digesters. This growing market acceptance led to a 32.6% year over year increase in the Company’s forward single upcoming year’s minimum contracted rental revenue. Revenue from management advisory fees related to its management services contract with Gold Medal in 2018 totaled $1.0 million and represented 30% of total revenue. Revenue from equipment sales was $548,000, a 31.5% decline compared to 2017 revenue of $800,000. The decrease in equipment sales is a result of the Company’s continued focus on the rental market, primarily in the US and Europe, and, to a lesser extent, a decrease reseller activity in certain international markets. The Company sees rental revenue increasing in 2019 as the Company adds additional units to its current installed base through its expanded distribution network and closes on its pipeline of multi-unit large customer opportunities beginning in the second quarter of 2019.

Gross Profit and Margin: Gross profit rose to $1.7 million in 2018, a 134% increase compared to gross profit of $735,000 in 2017. Management services to Gold Medal accounted for 59% of gross profit with rental, service and maintenance accounted for 33% and equipment sales accounting for 8%. Gross margin percentage rose by 20.8 percentage points to 51.2% in 2018. Rental, service and maintenance gross margin increased by 5.7 percentage points to 31.3% in 2018, mainly due to less scheduled maintenance costs associated with the Revolution Series Digesters. Gross margin percentage from equipment sales decreased 13.5 percentage points to 26.5% primarily a result of the de-emphasis of unit sales and fewer higher margin direct sales. Gross margin from management advisory fees are primarily the result of service by existing Company management therefore no costs are directly associated with the services.

Operating Expenses: Operating expenses in 2018 decreased by 6.1% to $6.9 million compared to $7.3 million in 2017. The decrease in operating expenses is mainly attributable to a $1.3 million decrease in professional fees, which totaled $914,000 in 2018 compared to $2.3 million in 2017, which were partially offset by a $739,000 increase in labor related expenses that included a $496,000 increase in non-cash stock based compensation.

Loss from Operations: The Company recorded an operating loss of $5.1 million in 2018 compared to an operating loss of $6.6 million in 2017. The Company recorded a 2018 net loss of $14.7 million, inclusive of $6.4 million in interest expense related to the mandatory conversion of debt in conjunction with the NASDAQ uplisting, compared to a net loss of $8.4 million in 2017. Net loss per share in 2018 was $1.11 on 13.6 million weighted average shares outstanding compared to a net loss of $0.98 per share on 8.5 million weighted average shares outstanding.

Select Balance Sheet Items: The Company had unrestricted cash of $2.4 million with shareholder equity of $10.0 million as of December 31, 2018 compared to unrestricted cash of $901,000 and a shareholder deficit of $11.0 million as of December 31, 2017.

“We are pleased with the progress we have made in the execution or our strategic plan for growth and the significant improvement in our balance sheet,” said Brian C. Essman, CFO of BioHiTech Global. “During the year we saw a significant improvement in gross margins from our digester leasing business as our newer Revolution Series Digesters require less maintenance and the addition of high margin management services revenue related to Gold Medal. This has served to diversify our revenue base, leverage our management team, and create additional opportunities for both our HEBioT facilities and digester business. With our Martinsburg Facility, we expect to generate meaningful revenue and EBITDA this year, which when layered into our other revenue streams, should enable us to deliver further growth in 2019. We look forward to building on a successful 2018 as we continued our effort to build lasting value for our stockholders.”

Conference Call Information

BioHitech will host a conference call today, Monday, April 1st, at 4:30 p.m. Eastern Time to discuss these results and provide its 2019 business outlook. The conference call information is as follows:

•	Direct Dial-in number for US/Canada/International: (201) 689-8562
•	Toll Free Dial-in number for US/Canada: (877) 407-0789
•	Participants will ask for the BioHiTech Global 2018 Year End Financial Results Call

This call is being webcast and can be accessed at http://public.viavid.com/index.php?id=133794.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=133794.

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is changing the way we think about managing waste.   Our innovative waste management services combined with our disruptive technologies provide sustainable waste disposal and supply chain management solutions for businesses and municipalities of all sizes.  Our cost-effective technology platforms can virtually eliminate landfill usage through real-time data analytics to reduce waste generation, biological disposal of food waste at the point of generation, and the processing of municipal solid waste into a valuable renewable fuel.  For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Richard Galterio

Executive Vice President

Direct: 845.367.0603

rgalterio@biohitech.com

www.biohitech.com

BioHiTech Global, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

 For the Years ended December 31, 2018 and 2017

	2018	2017
Revenue
Rental, service and maintenance	$1,801,435	$1,622,114
Equipment sales	547,737	799,091
Management advisory and other fees	1,010,152	-
Total revenue	3,359,324	2,421,205
Cost of revenue
Rental, service and maintenance	1,237,531	1,207,050
Equipment sales	402,621	479,393
Total Cost of revenue	1,640,152	1,686,443
Gross profit	1,719,172	734,762
Operating expenses
Selling, general and administrative	6,741,561	7,185,048
Depreciation and amortization	115,038	113,784
Total operating expenses	6,856,599	7,298,832
Loss from operations	(5,137,427)	(6,564,070)
Other expense (income)
Equity loss in affiliate	601,927	17,765
Interest expense, net	2,582,896	1,766,693
Interest expense incurred in warrant valuation and conversions	6,424,970	1,999
Total other expense, net	9,609,793	1,786,457
Net loss	(14,747,220)	(8,350,527)
Net loss attributable to non-controlling interests	(76,890)	-
Net loss attributable to Parent	(14,670,330)	(8,350,527)
Foreign currency translation adjustment	43,611	(47,509)
Comprehensive loss	$(14,626,719)	$(8,398,036)

Net loss per common share - basic and diluted	$(1.11)	$(0.98)
Weighted average number of common shares outstanding - basic and diluted	13,616,268	8,541,167

 BioHiTech Global, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2018 and 2017

	2018	2017
		(Revised)
Assets
Current Assets
Cash	$2,410,709	$901,112
Restricted cash	4,195,148	-
Accounts receivable, net	403,298	274,405
Inventory	499,848	332,101
Prepaid expenses and other current assets	66,425	79,686
Total Current Assets	7,575,428	1,587,304
Restricted cash	2,520,523	-
Equipment on operating leases, net	1,748,887	1,451,144
Equipment, fixtures and vehicles, net	49,028	63,509
HEBioT facility under construction	33,104,007	-
Intangible assets, net	83,933	174,133
Investment in unconsolidated affiliates	1,687,383	1,016,263
MBT facility development and license costs	8,475,408	6,223,766
Goodwill	58,000	-
Other assets	13,500	23,500
Total Assets	$55,316,097	$10,539,619
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Line of credit, net of financing costs of $30,670 as of December 31, 2018	$1,469,330	$1,000,000
Accounts payable	1,310,998	1,287,740
Accrued interest payable	959,927	29,431
Accrued expenses and liabilities	3,354,124	892,136
Deferred revenue	98,596	84,686
Customer deposits	7,683	39,498
Long-term debt, current portion	9,165	8,874
Total Current Liabilities	7,209,823	3,342,365
Notes payable	100,000	375,000
Line of credit	-	1,463,736
Junior note due to related party, net of discounts of $118,266 as of December 31, 2018	926,211	4,500,000
Advance from related party	-	544,777
Accrued interest	1,305,251	1,860,591
Convertible unsecured note	-	103,885
Convertible subordinated secured notes	-	1,021,916
Unsecured subordinated mandatorily convertible series notes	-	7,698,819
WV EDA Senior Secured Bonds payable, net of financing costs of $1,914,098	31,085,902	-
Senior Secured Note Payable, net of financing costs of $160,017 and discounts of $988,678	3,851,305	-
Long-term debt, net of current portion	12,806	21,971
Total Liabilities	44,491,298	20,933,060
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 163,312 and 333,401 outstanding as of December 31, 2018 and 2017, respectively	816,553	623,283
Commitments and Contingencies		-
Stockholders' Equity (Deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,159,120 and 1,444,601 designated, 1,903,753 and 493,401 issued, and 1,155,331 and 493,401 outstanding as of December 31, 2018 and 2017, respectively:
Series B Convertible preferred stock, 1,111,200 shares designated: 428,333 and 160,000 shares issued, and 0 and 160,000 outstanding as of December 31, 2018 and 2017, respectively	-	699,332
Series C Convertible preferred stock, 1,000,000 shares designated, 427,500 shares issued and outstanding as of December 31, 2018	3,050,142	-
Series E Convertible preferred stock, 714,519 shares designated: 714,519 shares issued and 564,519 outstanding as of December 31, 2018	1,490,330
Common stock, $0.0001 par value, 50,000,000 shares authorized, 14,802,956 and 9,598,208 shares issued and outstanding as of December 31, 2018 and 2017, respectively, at par	1,480	960
Additional paid in capital	43,452,963	17,752,990
Accumulated deficit	(44,594,385)	(29,431,416)
Accumulated other comprehensive income (loss)	5,021	(38,590)
Stockholders' equity (deficit) attributable to Parent	3,405,551	(11,016,724)
Stockholders’ equity (deficit) attributable to non-controlling interests	6,602,695	-
Total Stockholders' Equity (Deficit)	10,008,246	(11,016,724)
Total Stockholders' Equity (Deficit) and Liabilities	$55,316,097	$10,539,619

BioHiTech Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities:
Net loss:	$(14,747,220)	$(8,350,527)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	468,228	402,548
Provision for bad debts	25,477	105,418
Stock based employee compensation	836,372	329,782
Fees paid in stock and warrants	45,461	1,156,105
Interest resulting from amortization of financing costs and discounts	1,497,875	446,603
Equity loss in affiliate	601,927	17,765
Change in fair value of warrant liability	-	1,999
Interest resulting from warrants valued upon conversion of host debt instruments	6,424,970	-
Changes in operating assets and liabilities	(1,197,234)	1,117,357
Net cash used in operations	(6,044,144)	(4,772,950)

Cash flow from investing activities:
Sale of used machinery and equipment	-	16,762
Cash acquired from control acquisition of Entsorga West Virginia, LLC	6,773,384	-
Acquisition of MBT license rights	-	(839,678)
Investment in Entsorga West Virginia, LLC	-	(1,034,028)
MBT facility development costs incurred	(361,641)	(204,566)
Purchases of construction in-progress, equipment, fixtures and vehicles	(329,575)	(9,233)
Net cash used in investing activities	6,082,168	(2,070,743)

Cash flows from financing activities:
Proceeds from issuance of senior secured credit facility and common stock	5,000,000	-
Cash investment in Refuel America, LLC by non-controlling interest	3,500,000
Repayment of line of credit facility	(2,463,736)	-
Proceeds from new line of credit facility	1,500,000	-
Exercise of employee stock options	61,977	-
Proceeds from convertible notes, including warrants and beneficial conversion features	-	2,683,000
Deferred financing costs incurred	(246,131)	(23,000)
Repayments of long-term debt	(8,875)	(9,444)
Proceeds from the issuance of preferred stock and warrants	1,125,000	2,270,300
Redemption of Series A preferred stock	(317,000)	-
Related party:
Net increases of advances	-	1,120,756
Proceeds from promissory notes	-	786,973
Proceeds from convertible notes	-	576,000
Net cash provided by financing activities	8,151,235	7,404,585
Effect of exchange rate on cash	36,009	14,233
Net change in cash	8,225,268	575,125
Cash - beginning of period	901,112	325,987
Cash - end of period (restricted and unrestricted)	$9,126,380	$901,112